[CAMBREX LOGO]

Date:       April 28, 2005
Contact:    Luke M. Beshar                         Anne-Marie Hess
            Executive Vice President & CFO         Director, Investor Relations
Phone:      201-804-3010                           201-804-3062
Email:      luke.beshar@cambrex.com                annemarie.hess@cambrex.com
Release:    Immediate

             CAMBREX ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

      EAST RUTHERFORD, NJ - April 28, 2005 - Cambrex Corporation (NYSE: CBM) reported today first quarter 2005 financial results for the period ended March 31, 2005. Net income from continuing operations for the first quarter 2005 was $4.1 million, or $0.15 per diluted share, compared to $7.8 million, or $0.29 per diluted share in the first quarter 2004. Sales were $110.5 million in the first quarter 2005 compared to $113.5 million in the first quarter 2004 primarily due to lower volumes anticipated in the Human Health and Biopharma segments, partially offset by a 2.3% favorable impact from foreign currency and higher sales in the Bioproducts segment.

      "We are encouraged by the continued strong growth in the Bioproducts segment and the positive impact of cost reductions in selected areas that enabled us to exceed our first quarter guidance," commented John R. Leone, Cambrex President and Chief Executive Officer. "In order to improve the results of the Human Health and Biopharma segments during the second half of the year, we are aggressively adding new customer opportunities, implementing further cost reductions and making the appropriate changes to management and business processes."

      Gross margin for the first quarter 2005 was 39.2% versus 40.0% in the first quarter 2004 due to unfavorable currency exchange (0.4 percentage points) as well as lower margins in both the Biopharma and Human Health segments. These decreases were partially offset by higher gross margins in the Bioproducts segment.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

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[CAMBREX LOGO]

BIOPRODUCTS

      The Bioproducts segment includes products and services for research and therapeutic applications. Bioproducts sales in the first quarter 2005 increased 15.6% to $39.9 million, including a 1.9% favorable impact from foreign currency, from $34.5 million in the first quarter 2004. This represents the eighth consecutive quarter of double-digit sales growth reflecting the continuing strong demand and higher pricing within the research and therapeutic product categories. John Leone, President and CEO, remarked on Bioproducts performance, "In addition to excellent performance in the quarter, we have created the momentum to sustain growth with a pipeline of new products and services resulting from a combination of recent acquisitions, licensing and internal development."

      First quarter 2005 Bioproducts gross margin increased to 55.4% from 53.3% in the first quarter 2004 primarily due to favorable volume, mix, pricing, and foreign currency. Foreign currency favorably impacted gross margin by approximately 0.2 percentage points in the first quarter 2005.

BIOPHARMA

      The Biopharma segment consists of the Company's contract biopharmaceutical process development and manufacturing business. Sales in the first quarter 2005 decreased 15.5% to $7.7 million from $9.1 million in the first quarter 2004 due to lower volumes resulting from the timing and completion of certain projects. Four new client projects were added in the quarter.

      First quarter 2005 Biopharma gross margin decreased to (26.7%) from 4.9% in the first quarter 2004 due to lower volumes, unfavorable mix, costs associated with the new 2800 liter bioreactor suite and the under absorption of fixed overheads. Foreign currency had no impact on Biopharma sales or gross margin.

      "The Company is actively pursuing new commercial development and cost reduction opportunities to continue to build project pipelines and drive improvements in Biopharma performance," commented John Leone, "Additionally, the 2800 liter suite has been fully validated for cGMP production and the first manufacturing run was completed in the quarter."

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

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[CAMBREX LOGO]

HUMAN HEALTH

      The Human Health segment consists of small molecule active pharmaceutical ingredients (APIs), advanced intermediates and other products derived from organic chemistry. Human Health sales in the first quarter 2005 decreased 10.1% to $62.8 million, including 2.8% favorable impact due to foreign currency, from $69.9 million in the first quarter 2004. The decreased sales reflect lower volumes and pricing in comparison to the particularly strong first quarter of 2004.

      First quarter 2005 Human Health gross margin declined to 36.9% from 38.1% in the first quarter 2004 primarily due to the lower volumes and pricing and the adverse impact of foreign currency. While sales were favorably impacted by foreign currency, the relative proportion of Euro denominated revenue versus Euro denominated expenses negatively impacted gross margin by approximately 1.1 percentage points in the first quarter 2005.

      "Following the best quarter for Human Health sales ever, the sequentially softer first quarter of 2005 compared negatively to prior year, exhibiting the inherent quarterly lumpiness in this segment," commented John R. Leone. "However, we continue to build momentum with controlled substances, projects requiring high containment and proprietary drug delivery technology."

FIRST QUARTER 2005 OPERATING EXPENSES FOR CONTINUING OPERATIONS

      Excluding "Other, net" items recorded in the first quarter 2004, first quarter 2005 total operating expenses are essentially flat compared to the prior year. It should be noted that the first quarter 2004 includes a $1.9 million reduction to total operating expenses recorded in "Other, net" consisting of $2.9 million of income from the early termination of a Bioproducts customer contract and an unrelated $1.0 million charge associated with workforce reductions at a European facility.

      First quarter 2005 marketing, sales, administrative and amortization expenses decreased to $26.5 million (24.0% sales) from $27.4 million (24.2% of sales) in the first quarter 2004 primarily due to a reduction of corporate administrative expenses in the first quarter of 2005 partially offset by $0.4 million impact from foreign currency.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

      First quarter 2005 research and development expenses increased to $5.9 million (5.3% of sales) from $4.7 million (4.2% of sales) in the first quarter 2004 primarily due to increased new product development spending in the Bioproducts segment and approximately $0.1 million impact from foreign currency.

      First quarter 2005 net interest expense decreased to $2.7 million from $2.9 million in the first quarter 2004. The average interest rate decreased to 5.3% in the first quarter 2005 from 5.8% in the first quarter 2004. The tax rate in the first quarter 2005 increased to 48.8% compared to 35.9% in the first quarter of 2004 due to the geographic mix of income.

      Capital expenditures for the first quarter 2005 were $9.0 million and depreciation was $9.4 million.

CAMBREX DECLARES QUARTERLY DIVIDEND

      The Cambrex Board of Directors declared the Company's regular quarterly cash dividend on its common stock of $0.03 per share for its shareholders of record as of May 6, 2005. The dividend is payable on May 20, 2005.

GUIDANCE

      The Company's annual earnings guidance is unchanged. Management expects full year 2005 diluted earnings per share for continuing operations to be in the range of $0.90 to $1.10 and sales growth to be in the range of 6% to 10%.

      The stronger than expected results for the first quarter 2005 primarily resulted from certain second quarter business moving into the first quarter. As a result, second quarter expectations should reflect this quarterly shift forward of earnings from the second quarter 2005 to the first quarter while maintaining full year guidance. This is consistent with the Company's plan for strong earnings results anticipated in the second half of the year.

      For the year 2005, capital expenditures, depreciation and amortization for continuing operations are expected to be approximately $50 million, $38 million, and $2 million respectively. The Company expects the full year 2005 effective tax rate to be approximately 30 - 35%. However, the full year and quarterly effective tax rates will continue to be highly sensitive to the geographic mix of income.

      Guidance for the full year 2005 does not include the effect of any potential future decision to repatriate foreign earnings for purposes consistent with the American Jobs Creation Act of 2004. The

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

Financial Accounting Standards Board (FASB) recently reissued FASB Statement No.123R - "Share-Based Payment" which covers share-based compensation, including stock options. This month, the SEC revised the implementation date for which companies are required to expense options. As a result, Cambrex plans to begin expensing stock options effective January 1, 2006.

      The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the first quarter 2005 Form 10-Q is filed with the US Securities and Exchange Commission.

      As previously reported on November 10, 2003, the Company closed on the sale of its Rutherford Chemicals business. This business has been treated as a discontinued operation for all periods presented.

CONFERENCE CALL AND WEBCAST

      The Conference Call to discuss first quarter 2005 earnings will begin at 8:30 a.m. Eastern Time on Friday, April 29, 2005 and last approximately 45 minutes. Those wishing to participate should call 1-888-634-4003 for Domestic, and +1-706-634-6653 for International. Please use the conference ID 5413783 and call approximately 10 minutes before the start time. The Conference Call will also be webcast in the Investor Relations section of the Cambrex website located at www.cambrex.com. The webcast will be available for approximately thirty (30) days following the call.

      A replay of the Conference Call will be available approximately two hours after the completion of the call through the end of business day, Friday, May 6, 2005 by calling 1-800-642-1687 for Domestic, and +1-706-645-9291 for
International. Please use the conference ID 5413783 to access the replay.

FORWARD LOOKING STATEMENTS

      This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as "expects", "anticipates", "intends", "estimates", "believes" or similar expressions are used in connection with any discussion of future financial and operating

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

performance. The forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, technology, manufacturing and legal issues, changes in foreign exchange rates, performance of minority investments, un-collectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT CAMBREX

      Cambrex is a global, diversified life sciences company dedicated to providing products and services to accelerate and improve the discovery and commercialization of human therapeutics. The Company employs approximately 1900 worldwide. For more information, please visit http://www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

                               CAMBREX CORPORATION
                                Financial Summary
                 For the Quarters Ended March 31, 2005 and 2004
                   (in thousands, except earnings per share)

                                                  2005           2004
                                              ------------    -----------
Gross Sales                                   $    110,462    $   113,549
Operating Profit                              $     10,907    $    15,154
Income Before Tax                             $      7,987    $    12,098
Income From Continuing Operations             $      4,090    $     7,759
Loss From Discontinued Operations             $          -    $      (742)
Net Income                                    $      4,090    $     7,017

Earnings per share data (basic):
  Income From Continuing Operations           $       0.16    $      0.30
  Loss From Discontinued Operations           $          -    $     (0.03)
                                              ------------    -----------
  Net Income                                  $       0.16    $      0.27
  Average Shares Outstanding                        26,346         26,001

Earnings per share data (diluted):
  Income From Continuing Operations           $       0.15    $      0.29
  Loss From Discontinued Operations           $          -    $     (0.03)
                                              ------------    -----------
  Net Income                                  $       0.15    $      0.26
  Average Shares Outstanding                        26,630         26,605

Note: All amounts in these financial tables are for continuing operations unless otherwise indicated.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone
201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

                               CAMBREX CORPORATION
                     Gross Sales & Gross Profit by Segment
                             For the Quarters Ended
                            March 31, 2005 and 2004
                                 (in thousands)

                        First Quarter 2005               First Quarter 2004
                 --------------------------------   -------------------------------
                    Gross       Gross                 Gross       Gross
                    Sales       Profit      GP%       Sales       Profit      GP%
                 -----------   --------   -------   ---------   ---------   -------
Bioproducts      $    39,919   $ 22,135     55.4%   $  34,521   $  18,397    53.3%

Biopharma              7,707     (2,057)   -26.7%       9,119         450     4.9%

Human Health          62,836     23,184     36.9%      69,909      26,624    38.1%
                 -----------   --------             ---------   ---------
Total            $   110,462   $ 43,262     39.2%   $ 113,549   $  45,471    40.0%
                 ===========   ========             =========   =========

                            Gross Sales Comparison
                 ------------------------------------------
                    2005        2004
                    Gross       Gross     Change    Change
                    Sales       Sales       $         %
                 -----------  ---------  --------  --------
Bioproducts      $    39,919  $  34,521  $  5,398    15.6%

Biopharma              7,707      9,119    (1,412)  -15.5%

Human Health          62,836     69,909    (7,073)  -10.1%
                 -----------  ---------  --------
Total            $   110,462  $ 113,549  $ (3,087)   -2.7%
                 ===========  =========  ========

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone
201.804.3000 | Fax 201.804.9852 | www.cambrex.com

[CAMBREX LOGO]

                               CAMBREX CORPORATION
                          Statement of Profit and Loss
         For the Quarters Ended March 31, 2005 and 2004 (in thousands, except earnings per share)

                                             2005                    2004
                                     ----------------------   --------------------
                                                      % of                  % of
                                        Amount       Sales     Amount      Sales
                                     ------------   -------   ---------   --------
Gross Sales                          $    110,462    100.0%   $ 113,549    100.0%
  Commissions and Allowances                  989      0.9%         959      0.8%
                                     ------------             ---------
Net Sales                                 109,473     99.1%     112,590     99.2%

  Other Revenues                            2,460      2.2%       3,042      2.6%
                                     ------------             ---------
Net Revenue                               111,933    101.3%     115,632    101.8%
  Cost of Sales                            68,671     62.1%      70,161     61.8%
                                     ------------             ---------
Gross Profit                               43,262     39.2%      45,471     40.0%

Operating Expenses
  Marketing/Sales Expenses                  8,007      7.2%       7,907      7.0%
  Research & Development Expenses           5,858      5.3%       4,743      4.2%
  Administrative Expenses                  17,951     16.3%      19,058     16.7%
  Other, net                                    -      0.0%      (1,863)    -1.6%
  Amortization                                539      0.5%         472      0.4%
                                     ------------             ---------
Total Operating Expenses                   32,355     29.3%      30,317     26.7%
                                     ------------             ---------
Operating Profit                           10,907      9.9%      15,154     13.3%

Other Expenses
  Interest - Other                          2,730      2.5%       2,929      2.6%
  Other Expenses                              190      0.2%         127      0.1%
                                     ------------             ---------
Total Other Expenses                        2,920      2.7%       3,056      2.7%
                                     ------------             ---------

Income Before Taxes                         7,987      7.2%      12,098     10.6%

  Provision for Income Taxes                3,897      3.5%       4,339      3.8%
                                     ------------             ---------

Income from Continuing Operations    $      4,090      3.7%   $   7,759      6.8%

DISCONTINUED OPERATIONS

Loss From Discontinued Operations               -                  (742)
                                     ------------             ---------

Loss From Discontinued Operations               -                  (742)
                                     ------------             ---------
Net Income                           $      4,090             $   7,017
                                     ============             =========

Basic Earnings per Share
  Income From Continuing Operations  $       0.16             $    0.30
  Loss From Discontinued Operations  $          -             $   (0.03)
                                     ------------             ---------
  Net Income                         $       0.16             $    0.27

Diluted Earnings per Share
  Income From Continuing Operations  $       0.15             $    0.29
  Loss From Discontinued Operations  $          -             $   (0.03)
                                     ------------             ---------
  Net Income                         $       0.15             $    0.26

Cambrex Corporation | One Meadowlands Plaza |East Rutherford, NJ 07073 Phone
201.804.3000 |Fax 201.804.9852 |www.cambrex.com

[CAMBREX LOGO]

                               CAMBREX CORPORATION
                           Consolidated Balance Sheet
                   As of March 31, 2005 and December 31, 2004
                                 (in thousands)

Current Assets                                        2005          2004
------------------------------------------------   -----------   ----------
Cash and Cash Equivalents                          $    91,375   $   91,532
Trade Receivables, net                                  67,076       68,370
Inventories, net                                        96,875       91,039
Deferred Tax Asset                                       4,291        2,605
Other Current Assets                                    16,937       20,825
                                                   -----------   ----------
 Total Current Assets                                  276,554      274,371

Property, Plant and Equipment, Net                     272,148      280,790
Goodwill and Other Intangibles                         229,998      230,656
Other Assets                                             5,226        6,168
                                                   -----------   ----------

 Total Assets                                      $   783,926   $  791,985
                                                   ===========   ==========
Current Liabilities

Trade Accounts Payable                             $    35,894   $   38,552
Accrued Liabilities                                     49,516       52,181
Short-term Debt and Current Portion of Long-term
Debt                                                     1,400        1,400
                                                   -----------   ----------
 Total Current Liabilities                              86,810       92,133

Long-term Debt                                         234,602      226,187
Deferred Tax Liabilities                                21,887       21,686
Other Liabilities                                       60,139       60,663
                                                   -----------   ----------
 Total Liabilities                                 $   403,438   $  400,669

 Stockholders' Equity                              $   380,488   $  391,316
                                                   -----------   ----------
 Total Liabilities and Stockholders' Equity        $   783,926   $  791,985
                                                   ===========   ==========

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone
201.804.3000 | Fax 201.804.9852 | www.cambrex.com